EXHIBIT 99.1
                                ESCROW AGREEMENT

STATE OF ARIZONA

COUNTY OF MARICOPA

This escrow agreement is executed on the 23rd day of December 2003 and is between Expert Systems, Inc., (the "Issuer") and Michael W. Berg (the "Escrow Agent").

WHEREAS the Issuer proposes to offer on a best efforts basis (the "Offer"), a minimum of $20,000.00 (the "Minimum Offering") and $100,000.00 "Maximum Offering") of the Issuer's Common Stock (the "Security") in to prospective Investors, in several transactions and the parties have agreed that Escrow Agent shall hold all certificates representing said securities until the Minimum Offering has been achieved and been paid to the Escrow Agent who shall then hold the securities and the funds received until all prerequisites and conditions to disbursement have occurred, and

WHEREAS Investor funds will be deposited in Escrow Agent's Attorney Trust Account ("IOLTA account"),

NOW, Therefore, the parties to this agreement, in reliance upon the covenants and promises of each other, mutually agree to the following terms and conditions, which shall regulate the use of the funds placed in this account.

1. All funds received from the Investor's shall promptly be deposited in the IOLTA account. All proceeds shall be payable to Michael W. Berg fbo Expert Systems, Inc. The Escrow Agent shall not be required to accept for deposit into the IOLTA account any funds which are not accompanied by the appropriate Subscription Information.
2. If the Minimum Offering is not achieved, the funds received from Investor's and deposited in the IOLTA account shall be refunded.
3. Upon the receipt of the funds amounting to the Minimum Offering, the Escrow Agent shall disburse such funds to the Issuer and disburse the Securities purchased as instructed to the parties designated by the Investors for receipt. Escrow agent shall receive a fee of five hundred ($500.00) dollars upon opening of escrow and if the Minimum Offering is achieved the Escrow Agent shall receive an additional fee of five hundred ($500.00) dollars to be paid by the Issuer.
4. Escrow Agent shall continue to receive such funds and perform such disbursements until either the Maximum Offering is achieved or instructed to cease by the Issuer whichever event happens first. Thereafter this agreement shall terminate.
5. Other than establishing and maintaining this Escrow Account and complying with agreement, the Escrow Agent shall have no further liability or responsibility.
6. The fact that the Escrow Agent has agreed to perform the limited function of escrow agent stated in this agreement does not mean that the agent has passed upon the merits of, or recommended, or given advice to any person regarding the business or legal merits of, the Offering of Securities contemplated in this agreement.
7. The agent's name shall not be used in any way that may imply an association with any of the parties to this agreement other than that of escrow agent.


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   Exhibit 99.1
   Escrow Agreement - continued


8. In the event of any reasonable uncertainty or any dispute with respect to the proper disposition of the funds, the Escrow Agent may interplead the funds into the registry of the court and recover its reasonable attorney's fees from the parties to this agreement. The parties hereto agree and acknowledge that the Escrow Agent's attorney fees and expenses may be taken out of the funds that were placed in the registry of the court and the parties grant the Escrow Agent a security interest and lien on the funds to secure its costs in the event the funds are interpleaded into the court.
9.   This agreement is entered into for the express benefit of the Issuer.
10.  The laws of the State of Arizona shall apply to this agreement.

THEREFORE, the parties to this agreement intending to be legally bound have executed this document on the date set forth above.


_____________________________
Michael W. Berg, Escrow Agent


_____________________________
Brandon Winton, President
Expert Systems, Inc.



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